March 4, 2013

Agrium Inc.

13131 Lake Fraser Drive S.E.

Calgary, Alberta

T2J 7E8

Attention: Gary Daniel

Dear Sirs:

Re:    Confirmation of Mailing to Holders of Agrium Inc.

On March 4, 2013, the following items were sent to all registered holders of Agrium Inc. common shares, not coded as lost.

☒	Proxy

☒	Notice of Meeting/Information Circular

☒	Annual Report (Mailed to those shareholders who did not decline receipt)

☒	Request for Financial Statements Form

Please note that:

—	we have coded security holders as “lost” in cases where on two consecutive occasions, notices or other documents have been returned undelivered by the Post Office.

Yours very truly,

/s/ Sandra Evans

Sandra Evans

Associate Director, Relationship Management